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Exhibit 21.1

List of Subsidiaries

Rollins Inc
Orkin, Inc.	Delaware
Orkin Systems, Inc	Delaware
Orkin International, Inc.	Delaware
PCO Holdings, Inc	Delaware	50%
Orkin S.A de C.V.	Mexico
Orkin Expansion, Inc.	Delaware
PCO Holdings, Inc,	Delaware	50%
Rollins Continental, Inc.	New York
Rollins—Western Real Estate Holding LLC	Delaware
Western Industries North, Inc.	Delaware
Western Industries South, Inc	Delaware
Orkin-IFC Properties LLC	Delaware
HomeTeam Pest Defense, Inc.	Delaware
IFC Company Holdings, Inc.	Kansas
The Industrial Fumigant Company	Illinois
IFC Properties LLC	Kansas
International Food Consultants LLC	Kansas	40%
Crane Acquisitions, Inc.	Delaware
PCO Holdings, Inc.	Delaware
Kinro Investments, Inc.	Delaware	75%
615345 NB, Inc.	New Brunswick
Orkin Canada Limited Partnership	Ontario	1%
3094488 Nova Scotia Company ULC	Nova Scotia
Kinro Investments, Inc.	Delaware	25%
Orkin Canada Limited Partnership	Ontario	99%
Orkin Canada Limited Partnership
PCO Services Corporation	Nova Scotia
PCO Real Estate Holdings	Ontario
PEI Pest Control, Inc.	Prince Edward Island

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List of Subsidiaries